CEO REPORT

THIRD QUARTER 2019

DEAR SHAREHOLDERS AND FRIENDS OF FIRST BUSINESS:



Our focus on executing our strategic plan translated into strong financial performance again during the third quarter of 2019. We continued to grow through quality loan production and in-market deposit gathering that took balances to record levels. Net interest income from banking activities combined with robust and diversified fee income supported strong top line revenue, and our continued focus on credit quality resulted in notable improvements in our asset quality metrics. Overall, this quarter's results represent our third consecutive quarter of solid financial performance, which resulted in record net income for the first nine months of 2019.

SOLID FINANCIAL RESULTS

Through the third quarter, net income grew by 43% from the prior year's $12.2 million to a record $17.6 million. This places First Business in the top quartile for net income growth, with peers reporting a median increase of 14% during the same time period.[1] You may recall that earnings for the nine months ended September 30, 2018 were impacted by $4.5 million in loan loss provision, compared to only $613,000 for the same period in 2019. This unusually low level of loan loss provision in 2019 has been a significant contributor to our exceptional bottom-line performance and generated an annualized return on average assets (ROAA) of 1.15% — temporarily achieving our long-term ROAA target ahead of our expectations — and an annualized return on average equity (ROAE) of 12.77% for the nine months ended September 30, 2019. This compares to an annualized 0.86% ROAA and 9.53% ROAE for the nine months ended September 30, 2018. We are pleased to be making progress toward, and remain very focused on, our long-term targets of 1.15% for ROAA and 13.50% for ROAE.

Strong core earnings and improved credit metrics have been the primary contributors to the year-over-year success at First Business in 2019, and we believe the Company's operating fundamentals are primed to continue driving growth and financial performance moving forward.

NET OPERATING INCOME SUPPORTED BY ROBUST AND DIVERSE FEE INCOME

Net operating income — defined as the sum of net interest income, non-interest income, and net tax credits less operating expenses — is a financial measure we believe allows investors to better assess the Company's operating expenses in relation to its operating revenue by removing the volatility associated with credit costs, certain one-time, and other discrete items. Net operating income through nine months of 2019 was $23.5 million, compared to $20.1 million and $18.9 million for the same periods in 2018 and 2017, respectively. This strong improvement in our fundamental performance is directly attributed to growth across all of our commercial banking and specialty finance business lines, prudent expense management, and timely investments in people and technology.

Net operating revenue — which consists of net interest income, non-interest income, and net tax credits — totaled $69.0 million for the nine months ended September 30, 2019, up approximately $5.6 million, or 9%, from $63.5 million for the nine months ended September 30, 2018. Importantly, non-interest income has contributed more than 25% to our net operating revenue for the second consecutive quarter and nearly 25% for the first nine months of 2019, which is one of our strategic plan goals.

Non-interest income for the nine months ended September 30, 2019 grew a robust 20% from the same period last year primarily due to consistent execution of our private wealth management strategy, substantial swap fee income, increase in SBA sales activity, and returns from mezzanine investment funds. Fee diversification has always been a critical component of our business model and something we continue to focus on in our strategic planning. This diversification has enabled First Business to consistently grow total non-interest income year over year, despite some quarterly variability among our business lines.

Trust and investment services fee income continues to be the largest contributor to non-interest income and totaled $6.1 million, or 38% of total non-interest income, for the first nine months of 2019, up 5% from the same period in 2018. We continue to be pleased with our new business development efforts on this front and remain focused on expanding our private wealth management business in all of our banking locations. We believe there is opportunity for meaningful and sustainable growth outside our main Madison market where the Company is headquartered and more than 80% of our private wealth business was originated. Therefore, we are actively investing in private wealth management experts in our other Wisconsin and Kansas City markets.

The ability to offer interest rate swaps to some of our most sophisticated commercial real estate clients has continued to generate significant fee income for First Business in 2019. Through the first nine months of the year, swap fees have increased 88% to a record $1.9 million, compared to $1.0 million for the same period in 2018. We believe our commercial borrowers will continue to utilize interest rate swaps in this rate environment.

Third quarter 2019 SBA activity continued to show improvement heading into the end of the year as we reported gains of $454,000, up meaningfully from $297,000 in the second quarter. Our production team and pipelines today are the strongest they've been since the platform was rebuilt. We believe the investments made in expanding this team and reinvigorating this business line are paying off.

Other sources of fee income, which generally consist of non-loan and deposit-related business activities, totaled $1.7 million in the quarter, which more than doubled from the year-ago quarter. This positive result is primarily due to above-average returns on investments made in various mezzanine funds and gains on the sale of a state tax credit. This significant activity during the third quarter increased other fee income to $3.6 million for the nine months ended September 30, 2019, up 96% from the same period in 2018.

We have invested in mezzanine funds since 2011 with a very experienced partner in the industry. We believe this provides First Business with a differentiated way to increase shareholder value as returns on these investments have averaged approximately 12%-15% over time. In addition, First Business Bank has also benefited by partnering with the mezzanine funds on client-related business acquisitions where the fund is able to provide a layer of subordinated debt to help mitigate our risk and facilitate the ability for the transactions to occur.

Our team continues to focus on securing new opportunities to support historic tax credit investment projects with in-market commercial clients with whom we have ongoing and holistic banking relationships. While the nature and timing of these projects means that the contribution the net tax credits make to our earnings varies each quarter, we view them as an important contributor and meaningful opportunity to drive First Business's net operating income on an annual basis.

INTEREST RATE RISK MANAGEMENT

Net interest margin experienced some pressure during the third quarter, as all banks continue to weather the current low interest rate environment, temporarily inverted yield curve, and two fed funds interest rate cuts that occurred in the quarter. For the third quarter, we reported a net interest margin of 3.40%, compared to 3.52% in the second quarter. Margin this quarter included one-time expenses related to exercising call options on subordinated debt and brokered deposits and fees collected in lieu of interest. While there is a cost to these options as they are exercised, our net interest margin benefits moving forward as we either replace the brokered CDs with in-market deposits or wholesale funds at a lower incremental cost. Excluding these one-time expenses and fees collected in lieu of interest, pure net interest margin decreased a modest three basis points to 3.25% for the third quarter of 2019, compared to 3.28% in the second quarter of 2019. This decrease in net interest margin was primarily due to the decrease in target fed funds rate. The yield on our variable-rate loans tied to LIBOR dropped during the third quarter in anticipation of the Fed's October decision to decrease the target fed funds rate, ahead of the reduction in deposit rates, which generally coincided with the timing of the actual fed funds rate decrease. We believe this margin compression is temporary given our active balance sheet management, expected continued reduction in deposit costs, and improved loan mix driven by strong production in our higher yielding specialty finance business lines. As short-term rates stabilize, we expect to return to a net interest margin, including fees collected in lieu of interest, at or above our target of 3.50%.

STABLE OPERATING EXPENSES DRIVING EFFICIENCY

Operating expenses totaled $15.0 million for the three months ended September 30, 2019, in line with $15.3 million for both the prior year and linked periods. Our efforts to manage operating expense growth is helping to drive operating efficiency. For the third quarter of 2019, we reported an efficiency ratio of 66.41%, reflecting a more than 300-basis-point improvement in the ratio from the year-ago quarter and a 100-basis-point improvement from the linked quarter.

As a reminder, we are focused on growing top line revenue by at least 10% per year, while at the same time limiting year-over-year operating expense growth to well less than 10% per year. For the nine months ended September 30, 2019, operating expenses totaled $45.5 million, increasing $2.1 million, or 5%, compared to $43.4 million for the same period in 2018. This compares favorably to our net operating revenue growth stated earlier of 9%. Continuing to drive this positive operating leverage will help us move our efficiency ratio back towards our long-term target of between 58% and 62%.


Fundamental Operating Trends
For the Nine Months Ended[2]
$ (Millions)
$75.0
$60.0
$45.0
$30.0
$15.0
$0.0
$18.9
$20.1
$23.5
2017
2018
2019
Operating Expense
Pure Net Interest Income[3]
Trust Fee Income
Other Fee Income
Service Charges on Deposits
Fees in Lieu of Interest[3]
Gain on Sale of SBA Loans
Swap Fees
Net Tax Credits[4]
Net Operating Income[3]

POSITIONED FOR GROWTH

We are focused on strategically and actively managing both sides of our balance sheet — adding quality loans along with lower-cost, in-market deposits. Long-term client relationships are the keys to success on both fronts.

Average loans and leases totaled a record $1.7 billion at September 30, 2019, increasing 9% annualized from June 30, 2019 and 8% from September 30, 2018. Period end loans and leases at September 30, 2019 were also up 8% from one year prior but flat compared to June 30, 2019 balances, as higher-than-typical paydowns late in the quarter offset new production during the third quarter. We believe our average loan growth is more indicative of our annual growth rate moving forward.

We are pleased by the quality of our loan production in the third quarter and encouraged by our pipelines heading into the fourth quarter. In fact, we have several projects in the construction phase and a number of additional projects expected to begin during the fourth quarter. We continue to expect to achieve high single-digit loan growth for full year 2019 on into 2020.

Growth in our specialty finance business lines helped to improve our loan mix in 2019, adding higher-yielding loans to our books. Specialty finance represented 17.2% of total loans and leases receivable at September 30, 2019, moving closer to our long-term goal of 25% and increasing from 16.5% at September 30, 2018. Through our vendor finance business, we partner with vendors serving distinct market segments, like specialty vehicle, health care, veterinarian services, and information technology, and this offering continues to expand. In little over a year, we have grown this portfolio to $43.5 million and are well prepared to act on the excellent growth opportunity we see ahead, having already made the right investments in people, processes, and systems. Similarly, our purchased receivable business line has experienced meaningful growth year-over-year as net funds employed as of September 30, 2019 have increased 46%, compared to September 30, 2018.

We are also very pleased to report that robust loan growth has been more than fully funded by our team's in-market deposit gathering in the first nine months of 2019. During the third quarter, this performance continued as our treasury management and private wealth teams increased in-market deposits[6] an annualized 10% from the second quarter to a record $1.3 billion at September 30, 2019. In-market deposits now make up approximately 72.7% of total funding at September 30, 2019, growing year over year by an incredible 23%. Growing in-market deposits is one of our primary strategies and our team is very focused on continuing to enhance relationships with local depositors to gather these lower-cost funds.

IMPROVING CREDIT METRICS

Our ongoing focus on credit quality continues to support our solid fundamentals and we are pleased with our third quarter results. In line with our expectations, we knew an ongoing loan loss provision benefit was unlikely and the $1.4 million loan loss provision recognized during the third quarter is more consistent with our expectations given our sound conventional portfolio and diminishing legacy SBA portfolio.

Non-accrual loans and leases and total non-performing assets (NPAs) improved on both a year-over-year and linked quarter basis. Our NPAs to total assets ratio at quarter-end was 1.23%, down 46 basis points from September 30, 2018 and down 15 basis points from June 30, 2019. We expect these metrics to see additional improvement as the legacy on-balance sheet SBA portfolio continues to decline. Importantly, as of September 30, 2019, total on-balance sheet legacy loans, defined as SBA loans originated prior to 2017, were $36.5 million, down from $61.0 million at December 31, 2016.

We remain highly focused on resolving credit issues within our legacy SBA portfolio as we seek to revitalize this business line. These metrics illustrate that we are making progress on this front and we expect that losses in this business should continue to become less frequent and of lower magnitude as the portfolio continues to mature and amortize down.

FOCUSED ON THE FUTURE

We've made important and necessary investments during the past 18 months to grow our niche business banking business. The exceptional talent that has joined First Business is driving deeper and more profitable relationships with the businesses, business executives, and high-net-worth clients we serve, while bringing new relationship opportunities to us that we are eager to win and grow. Looking ahead, we are focused on continuing to proactively manage our balance sheet to stabilize margin, improve our credit metrics, and build long-term shareholder value through consistent and meaningful earnings growth.

Thank you for your interest in and commitment to First Business. I look forward to providing you another update after we wrap up a strong 2019.

Sincerely,

Corey

Corey Chambas, President and CEO

1. For purposes of this letter, "peers" include publicly traded banks with total assets of $1-$4 billion and no significant disclosed M&A activity over the past 12 months.
2. Net interest income is the sum of "Pure Net Interest Income" and "Fees in Lieu of Interest". Non-interest income is the sum of "Trust Fee Income", "Other Fee Income", "Service Charges", "SBA Gains", and "Swap Fees".
3. "Pure Net Interest Income" and "Net Operating Income" are non-GAAP measurements. See appendix for non-GAAP reconciliation schedules.
4. "Net Tax Credits" represent managements estimate of the after-tax contribution related to the investment in tax credits as of the reporting period disclosed.
5. "Fees in Lieu of Interest" is defined as prepayment fees, asset-based loan fees, and non-accrual interest.
6. "In-market deposits" are defined as all transaction accounts, money market accounts, and non-wholesale deposits originated within our primary markets of Wisconsin, Kansas, and Missouri.

This letter includes "forward-looking statements" related to First Business Financial Services, Inc. (the "Company") that can generally be identified as describing the Company's future plans, objectives, goals or expectations. Such forward-looking statements are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the factors that could affect the Company's future results, please see the Company's most recent annual report on Form 10-K, quarterly reports on Form 10-Q and other filings with the Securities and Exchange Commission. We do not intend to, and specifically disclaim any obligation to, update any forward-looking statements.

Financial Highlights
(Unaudited)

Income Statement Data (dollars in thousands)	As of and for the Three Months Ended			As of and for the Nine Months Ended		
	9/30/19	9/30/18	% Change	9/30/19	9/30/18	% Change
Net interest income	$16,776	$17,094	(1.9)%	$51,382	$50,227	2.3%
Adjusted non-interest income[1]	5,796	4,871	19.0%	16,239	13,519	20.1%
Total operating revenue	22,572	21,965	2.8%	67,621	63,746	6.1%
Total operating expense [2]	14,990	15,277	(1.9)%	45,499	43,382	4.9%
Non-GAAP pre-tax adjusted earnings [3]	7,582	6,688	13.4%	22,122	20,364	8.6%
Provision for loan and lease losses	1,349	(546)	*	613	4,508	(86.4)%
Net loss on foreclosed properties	262	30	*	241	30	*
Amortization of other intangible assets	11	12	(8.3)%	33	36	(8.3)%
SBA recourse (benefit) provision	(427)	314	*	167	118	41.5%
Tax credit investment (recovery) impairment	(120)	113	*	3,982	554	*
Net loss on sale of securities	4	—	*	5	—	*
Income before income tax expense (benefit)	6,503	6,765	(3.9)%	17,081	15,118	13.0%
Income tax expense (benefit)	1,418	1,464	(3.1)%	(475)	2,879	*
Net income	$5,085	$5,301	(4.1)%	$17,556	$12,239	43.4%
Efficiency ratio[4]	66.41%	69.55%		67.29%	68.05%	
Common Per Share Data						
Diluted earnings	$0.59	$0.60	(1.7)%	$2.01	$1.40	43.6%
Dividends declared	0.15	0.14	7.1%	0.45	0.42	7.1%
Tangible book value	20.71	18.81	10.1%	20.71	18.81	10.1%

Balance Sheet Data (dollars in millions)	As of		
	9/30/19	9/30/18	% Change
Total loans and leases receivable	$1,721	$1,599	7.6%
Total assets	2,093	1,894	10.5%
In-market deposits[5]	1,321	1,077	22.7%
Stockholders' equity	191	178	7.3%

Non-GAAP Reconciliations (dollars in thousands)	For the Nine Months Ended		
	2017	2018	2019
Pure Net Interest Income:			
Net interest income	$45,249	$50,227	$51,382
Less fees in lieu of interest	2,721	3,812	4,450
Pure net interest income	$42,528	$46,415	$46,932
Net Operating Income:			
Net income	$7,867	$12,239	$17,556
Less income tax (expense) benefit	(2,812)	(2,879)	475
Less provision for loan and lease losses	(5,699)	(4,508)	(613)
Income before taxes and provision for loan and lease losses (non-GAAP)	16,378	19,626	17,694
Less non-operating income:			
Net gain (loss) on sale of securities	6	—	(5)
Total non-operating income (non-GAAP)	6	—	(5)
Add back non-operating expense:			
Net loss on foreclosed properties	—	30	241
Amortization of other intangible assets	41	36	33
SBA recourse provision	2,095	118	167
Tax credit investment impairment	338	554	3,982
Deconversion fees	101	—	—
Total non-operating expense (non-GAAP)	2,575	738	4,423
Add net tax credit (loss) benefit (non-GAAP)	(68)	(275)	1,415
Net operating income (non-GAAP)	$18,879	$20,089	$23,537

* Not meaningful

(1)"Adjusted non-interest income" is a non-GAAP measure defined as non-interest income excluding net loss on sale of securities.

(2) "Operating expense" is a non-GAAP measure defined as non-interest expense excluding net loss on foreclosed properties, amortization of other intangible assets, SBA recourse (benefit) provision, and tax credit investment (recovery) impairment.

(3) "Non-GAAP pre-tax adjusted earnings" is a non-GAAP measure defined as pre-tax income excluding the effects of provision for loan and leases losses, net loss on fforeclosed properties, amortization of other intangible assets, SBA recourse (benefit) provision, and tax credit investment (recovery) impairment.

(4) "Efficiency ratio" is a non-GAAP measure defined as total operating expense divided by total operating revenue. Please refer to the calculations and management's reason for using these non-GAAP measures in the Company's most recent investor presentation, furnished as an exhibit to our Current Report on Form 8-K filed with the SEC on November 5, 2019.

(5) In-market deposits consists of all transaction accounts, money market accounts, and non-wholesale deposits.

STOCK PERFORMANCE

This table shows the high, low, and closing price for FBIZ's common stock in recent quarters as reported by NASDAQ.

Quarter Ending	Trade Price High	Trade Price Low	Closing Price	Volume
9/30/2019	25.00	21.85	24.08	1,095,877
6/30/2019	24.39	20.32	23.50	792,402
3/31/2019	23.38	19.36	20.02	815,049
12/31/2018	23.27	18.76	19.51	956,794
9/30/2018	26.50	21.74	23.18	790,922

INVESTOR MATERIALS

Annual quarterly shareholder reports, regulatory filings, press releases, and articles about the corporation which have appeared in various publications are generally available in the "Investor Relations" section of our website, or may be obtained from Mr. Ed Sloane, Jr. by calling (608) 232-5970 or via email at esloane@firstbusiness.com.

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

The corporation offers its shareholders a convenient and economical plan to increase their investment in First Business Financial Services common stock. This plan provides a method of investing cash dividends and voluntary cash payments in additional shares of common stock without payment of brokerage commissions or service charges.

Individuals who wish to purchase FBIZ stock for the first time may also participate in this plan. For additional information about the plan and a brochure, please contact:

Computershare CIP
c/o Computershare Investor Services
P.O. Box 30170 College Station, TX 77842-3170
www.computershare.com/investor

1-800-893-4698 (U.S. and Canada)
1-781-575-3120 (Outside U.S. and Canada)